UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 18, 2012

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On April 18, 2012, registrant issued a press release entitled “Halliburton Announces First Quarter Earnings From Continuing Operations of $0.89 Per Diluted Share, Excluding a Charge Related to the Macondo Well Incident.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER EARNINGS FROM CONTINUING OPERATIONS OF $0.89 PER DILUTED SHARE, EXCLUDING A CHARGE RELATED TO THE MACONDO WELL INCIDENT
Reported income from continuing operations of $0.69 per diluted share

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that income from continuing operations for the first quarter of 2012 was $826 million, or $0.89 per diluted share, excluding $300 million ($191 million, after-tax, or $0.20 per diluted share), for an estimated loss contingency related to the Macondo well incident. Income from continuing operations for the first quarter of 2011 was $558 million, or $0.61 per diluted share, excluding a charge of $46 million, after-tax, or $0.05 per diluted share, related primarily to reserving certain assets as a result of political sanctions in Libya.

Reported income from continuing operations for the first quarter of 2012 was $635 million, or $0.69 per diluted share, compared to $512 million, or $0.56 per diluted share, for the first quarter of 2011. Reported net income attributable to company for the first quarter of 2012 was $627 million, or $0.68 per diluted share, compared to $511 million, or $0.56 per diluted share for the first quarter of 2011.

Halliburton’s consolidated revenue in the first quarter of 2012 was $6.9 billion, compared to $5.3 billion in the first quarter of 2011. Total operating income was $1.0 billion in the first quarter of 2012, compared to $814 million in the first quarter of 2011. All regions and nearly all product service lines experienced double-digit percentage revenue and operating income growth from the first quarter of 2011.

The $300 million Macondo-related charge represents the amount of probable losses related to the incident that can reasonably be estimated at this time, and may be adjusted in the future as new information and developments become known.

“I am very pleased with our first quarter results, with revenue growth of 30% compared to the first quarter of 2011,” commented Dave Lesar, chairman, president and chief executive officer.

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Halliburton/Page 2

“Despite the 17% decline in the United States natural gas rig count and a modest decline in overall United States rig count, our North America revenue increased from the prior quarter to a new record with only a modest decline in operating margins. Our international operations continue to show good progress, with major markets that negatively affected our results in 2011 all showing signs of improvement. We continue to pursue our goals of superior growth, margins, and returns and our first quarter results are evidence of our success.

“In North America, revenue and operating income grew by 40% and 45%, respectively, compared to the first quarter of 2011. This impressive growth was made possible by our strategic investments over the last several years combined with our world-class supply chain organization.

“The steady increase in unconventional oil-directed activity continued in the first quarter, with a 12% increase in the United States oil-directed rig count nearly offsetting the 17% decline in natural gas-directed rig count. Oil rigs represented 64% of the total United States rig count in the first quarter of 2012, up from 56% in the fourth quarter of 2011, and this represents the highest level in nearly 25 years.

“While the strength in the oil and liquids-rich basins has been supportive, the decline in natural gas prices and related natural gas-directed activity in the first quarter caused significant disruptions to our supply chain and our overall efficiency. In addition, increasing cost inflation on certain scarce materials and pricing pressure due to excess service equipment capacity in certain basins negatively affected our margins. We expect the transient impact of some additional natural gas rig dislocation, further cost inflation, continued pricing pressure, and the impact of spring breakup in Canada to negatively impact our North America margins by 200 to 250 basis points in the second quarter of 2012.

“In Latin America, first quarter revenue increased by 27% and operating income increased by 61% compared to the same period in the prior year. Brazil was the largest contributor to this increase, exhibiting clear proof of our success in executing our deepwater strategy. Growth in the Andean countries was another driver of our improved results.

“Eastern Hemisphere revenue was up 14% and margins increased from the first quarter of 2011 driven by improvements in markets that negatively impacted our results in 2011. Our operating margin in Iraq improved substantially from the prior quarter and the first quarter of 2011. In addition, our margins in the United Kingdom and East Africa were above our international operating margin for the first quarter of 2012. As the international pricing environment has remained competitive, we continue to address our cost structure and introduce new technologies to improve our financial results.

“The global demand for energy remains robust as does the portfolio of technically complex projects underway to meet this need. We expect to continue to utilize our broad technology portfolio and growing global footprint to meet our customer requirements. While we have made great progress in executing our strategies in recent years, we plan to continue investing in our technology, our people, and our expanding global footprint to help our customers meet their goals,” concluded Lesar.

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Halliburton/Page 3

2012 First Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the first quarter of 2012 was $4.3 billion, an increase of $1.1 billion, or 35%, from the first quarter of 2011. Increased demand for pressure-pumping services in the United States land market and the addition of Multi-Chem accounted for the majority of this increase.

C&P operating income in the first quarter of 2012 was $1.0 billion, an increase of $376 million, or 57%, over the first quarter of 2011. Excluding the impact of the first quarter of 2011 charge for Libya, C&P operating income improved $340 million from the prior year first quarter. North America C&P operating income increased $257 million, or 42%, from the first quarter of 2011, driven primarily by increased demand for production enhancement and cementing services. Latin America C&P operating income increased $19 million, or 53%, compared to the first quarter of 2011 due to higher activity levels in Mexico and increased demand for cementing services and completion tools sales in Brazil. Excluding the first quarter of 2011 charge for Libya, Europe/Africa/CIS C&P operating income improved as a result of the resumption of activities in North Africa and increased demand in Nigeria. Middle East/Asia C&P operating income increased $17 million, or 47%, compared to the first quarter of 2011 due to higher cementing margins in Oman and increased activity levels in Indonesia and Iraq, which more than offset lower completion tools sales in Malaysia and less demand for production enhancement services in Asia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the first quarter of 2012 was $2.6 billion, an increase of $468 million, or 22%, from the first quarter of 2011, primarily due to higher drilling activity and strong demand for wireline and perforating services.

D&E operating income in the first quarter of 2012 was $368 million, an increase of $138 million, or 60%, from the first quarter of 2011. Excluding the impact of the first quarter of 2011 charge for Libya, D&E operating income improved $115 million from the prior year first quarter. North America D&E operating income increased $72 million, or 61%, from the first quarter of 2011, driven by increased demand for fluids and wireline and perforating services. Latin America D&E operating income increased $27 million, or 68%, from the first quarter of 2011 primarily due to higher activity levels in Brazil, which more than offset higher costs in Mexico. Excluding the first quarter of 2011 charge for Libya, Europe/Africa/CIS D&E operating income decreased from the first quarter of 2011 as a result of higher costs and severe weather-related seasonality in Norway, which were partially offset by improved activity levels in North Africa and increased demand for drilling services in the United Kingdom. Middle East/Asia D&E operating income increased $21 million, or 42%, from the first quarter of 2011 primarily due to increased demand for fluids in Saudi Arabia and higher wireline services activity in the Middle East.

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Halliburton/Page 4

Corporate and Other
During the first quarter of 2012, Halliburton invested an additional $23 million in strategic projects aimed at strengthening Halliburton’s North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects to continue funding this effort for the remainder of 2012.

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Halliburton/Page 5

Significant Recent Events and Achievements

•
Halliburton and PETRONAS Carigali Sdn Bhd (PETRONAS Carigali) signed a Framework Agreement for the evaluation and development of global shale resources. This collaboration is expected to enable PETRONAS Carigali to shorten its in-house capability development by leveraging on Halliburton’s technology and experience in the North America shale industry. Halliburton plans to work with PETRONAS Carigali to set up a Shale Technical Centre of Excellence in Kuala Lumpur.

•
Halliburton announced its new aqueous-based version of the SandWedge® conductivity enhancement system. Halliburton’s continuous research focused on achieving highly conductive fractures resulted in this technology advancement, which provides health, safety and environmental (HSE) and operational benefits for primary and remedial fracture treatments. The new version delivers all the benefits of Halliburton’s proprietary conductivity enhancement technology and adds improved HSE performance with more operational efficiency, versatility, and reliability. The aqueous-based system also enables important applications in remedial treatments.

•
Halliburton debuted a free smartphone application called eRedBook® Mobile. This mobile application brings one of the most widely used mathematical tools in the oil and natural gas industry to two of the most popular technology platforms in history. Today, this free smartphone application is available for Apple and Android devices in both the Apple iTunes store and Google Play. It currently provides pumping and displacement volumes and API standards for tubing/casing dimensions and strengths. This marks the latest major advancement for this important engineering resource since Halliburton’s RedBook reference tool was created more than 80 years ago.

•
Fortune magazine named Halliburton to its annual “World’s Most Admired Companies” list for 2012 and rated Halliburton fourth in the world for the “Oil and Gas Equipment, Services” sector. Companies are evaluated based on innovation, people management, social responsibility, and global competitiveness, among other attributes. The rankings are based on a survey of about 15,000 senior executives, outside directors, and industry analysts.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With nearly 70,000 employees in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation, settlements, and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31			December 31
	2012		2011	2011
Revenue:
Completion and Production	$4,290		$3,172	$4,328
Drilling and Evaluation	2,578		2,110	2,736
Total revenue	$6,868		$5,282	$7,064
Operating income:
Completion and Production	$1,036		$660	$1,087
Drilling and Evaluation	368		230	480
Corporate and other	(381	)(a)	(76)	(137	)(b)
Total operating income	1,023		814	1,430
Interest expense, net of interest income of $2, $1, and $1	(74)		(69)	(69)
Other, net	(7)		(4)	(7)
Income from continuing operations before income taxes	942		741	1,354
Provision for income taxes	(304)		(229)	(447)
Income from continuing operations	638		512	907
Income (loss) from discontinued operations, net	(8)		(1)	-
Net income	$630		$511	$907
Noncontrolling interest in net income of subsidiaries	(3)		-	(1)
Net income attributable to company	$627		$511	$906
Amounts attributable to company shareholders:
Income from continuing operations	$635		$512	$906
Income (loss) from discontinued operations, net	(8)		(1)	-
Net income attributable to company	$627		$511	$906
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.69		$0.56	$0.98
Income (loss) from discontinued operations, net	(0.01)		-	-
Net income per share	$0.68		$0.56	$0.98
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.69		$0.56	$0.98
Income (loss) from discontinued operations, net	(0.01)		-	-
Net income per share	$0.68		$0.56	$0.98
Basic weighted average common shares outstanding	923		914	921
Diluted weighted average common shares outstanding	926		919	923

(a)	Includes, among other items, a $300 million, pre-tax, charge related to the Macondo well incident.
(b)	Includes, among other items, a $24 million, pre-tax, charge related to an environmental matter.

See Footnote Table 1 for a list of significant items included in operating income.

See Footnote Table 2 for adjusted total operating income excluding certain items.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	March 31	December 31
	2012	2011
Assets
Current assets:
Cash and equivalents	$2,655	$2,698
Receivables, net	5,336	5,084
Inventories	2,916	2,570
Other current assets	1,111	1,225
Total current assets	12,018	11,577

Property, plant, and equipment, net	8,897	8,492
Goodwill	1,966	1,776
Other assets	1,787	1,832
Total assets	$24,668	$23,677

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,941	$1,826
Accrued employee compensation and benefits	693	862
Other current liabilities	1,676	1,433
Total current liabilities	4,310	4,121

Long-term debt	4,820	4,820
Other liabilities	1,674	1,520
Total liabilities	10,804	10,461

Company shareholders’ equity	13,844	13,198
Noncontrolling interest in consolidated subsidiaries	20	18
Total shareholders’ equity	13,864	13,216
Total liabilities and shareholders’ equity	$24,668	$23,677

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Cash flows from operating activities:
Net income	$630	$511
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, depletion, and amortization	385	320
Loss contingency for Macondo well incident	300	-
Other, primarily working capital	(581)	(266)
Total cash flows from operating activities	734	565

Cash flows from investing activities:
Capital expenditures	(782)	(704)
Sales of marketable securities	150	300
Purchases of marketable securities	(100)	(501)
Other	5	(12)
Total cash flows from investing activities	(727)	(917)

Cash flows from financing activities:
Dividends to shareholders	(83)	(82)
Other	34	73
Total cash flows from financing activities	(49)	(9)

Effect of exchange rate changes on cash	(1)	(7)
Decrease in cash and equivalents	(43)	(368)
Cash and equivalents at beginning of period	2,698	1,398
Cash and equivalents at end of period	$2,655	$1,030

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue by geographic region:	2012	2011	2011
Completion and Production:
North America	$3,182	$2,221	$3,148
Latin America	306	240	312
Europe/Africa/CIS	456	401	497
Middle East/Asia	346	310	371
Total	4,290	3,172	4,328
Drilling and Evaluation:
North America	986	761	962
Latin America	474	372	565
Europe/Africa/CIS	556	510	588
Middle East/Asia	562	467	621
Total	2,578	2,110	2,736
Total revenue by region:
North America	4,168	2,982	4,110
Latin America	780	612	877
Europe/Africa/CIS	1,012	911	1,085
Middle East/Asia	908	777	992

Operating income (loss) by geographic region:
Completion and Production:
North America	$871	$614	$940
Latin America	55	36	51
Europe/Africa/CIS	57	(26)	44
Middle East/Asia	53	36	52
Total	1,036	660	1,087
Drilling and Evaluation:
North America	190	118	178
Latin America	67	40	119
Europe/Africa/CIS	40	22	65
Middle East/Asia	71	50	118
Total	368	230	480
Total operating income (loss) by region:
North America	1,061	732	1,118
Latin America	122	76	170
Europe/Africa/CIS	97	(4)	109
Middle East/Asia	124	86	170
Corporate and other	(381)	(76)	(137)
Total operating income	$1,023	$814	$1,430

See Footnote Table 1 for a list of significant items included in operating income.

See Footnote Table 2 for adjusted total operating income excluding certain items.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2012		March 31, 2011		December 31, 2011
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Libya reserve	$–	$–	$(36)	$(0.03)	$–	$–
Drilling and Evaluation:
Europe/Africa/CIS
Libya reserve	–	–	(23)	(0.02)	–	–
Corporate and other:
Macondo-related charge	(300)	(0.20)	–	–	–	–
Environmental-related charge	–	–	–	–	(24)	(0.02)

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Adjusted Total Operating Income Excluding Certain Items
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Adjusted operating income by geographic region: (a) (b)	2012	2011	2011
Completion and Production:
North America	$871	$614	$940
Latin America	55	36	51
Europe/Africa/CIS	57	10	44
Middle East/Asia	53	36	52
Total	1,036	696	1,087
Drilling and Evaluation:
North America	190	118	178
Latin America	67	40	119
Europe/Africa/CIS	40	45	65
Middle East/Asia	71	50	118
Total	368	253	480
Adjusted operating income by region:
North America	1,061	732	1,118
Latin America	122	76	170
Europe/Africa/CIS	97	55	109
Middle East/Asia	124	86	170
Corporate and other	(81)	(76)	(113)
Adjusted total operating income	$1,323	$873	$1,454

(a)
Management believes that operating income adjusted for the Macondo-related charge, environmental-related charge, and Libya reserve is useful to investors to assess and understand operating performance, especially when comparing those results with previous or subsequent periods or forecasting performance for future periods, primarily because management views these items to be outside of the company’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish segment and region operational goals. The adjustments remove the effects of these expenses.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Items Included in Operating Income.”

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011

As reported income from continuing operations attributable to company	$635	$512
Macondo-related charge, net of tax (a)	191	-
Libya reserve, net of tax (a)	-	46
Adjusted income from continuing operations attributable to company (a)	$826	$558

As reported diluted weighted average common shares outstanding	926	919

As reported income from continuing operations per diluted share (b)	$0.69	$0.56
Adjusted income from continuing operations per diluted share (b)	$0.89	$0.61

(a)
Management believes that income from continuing operations attributable to company adjusted for the Macondo-related charge and Libya reserve is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. Management analyzes income from continuing operations attributable to company without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these expenses. Adjusted income from continuing operations attributable to company is calculated as: “As reported income from continuing operations attributable to company” plus “Macondo-related charge, net of tax” for the period ended March 31, 2012 and “As reported income from continuing operations attributable to company” plus “Libya reserve, net of tax” for the period ended March 31, 2011.

(b)
As reported income from continuing operations per diluted share is calculated as: “As reported income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.” Adjusted income from continuing operations per diluted share is calculated as: “Adjusted income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.”

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Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Wednesday, April 18, 2012, to discuss the first quarter 2012 financial results. The call will begin at 8:00 AM Central
Time (9:00 AM Eastern Time).

Halliburton’s first quarter press release will be posted on the Halliburton website at www.halliburton.com.  Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1108. A passcode is not required. Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1565570.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: April 19, 2012	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary